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                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                              NEWS RELEASE
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                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                     717-264-7161 EXTENSION 4465

           TB WOOD'S ANNOUNCES THE APPOINTMENT OF G. JOHN KREDIET AND
                         WILLIAM T. FEJES AS DIRECTORS

Chambersburg, PA, May 1, 2006--- TB Wood's Corporation (NASDAQ: TBWC), a leading designer, manufacturer and marketer of electronic and mechanical power transmission products, announced today that G. John Krediet was appointed as an independent Director of the Company and has been designated as a Third Class Director and will stand for election at the Company's 2007 Annual Stockholders Meeting. In addition, Mr. Krediet has been appointed to serve on the Audit and Compensation Committees.

The Company also announced that William T. Fejes, Jr., its President and Chief Executive Officer, has been appointed as a Third Class Director of the Company and will stand for election at the Company's 2007 Annual Stockholders Meeting. Mr. Fejes has served as the Company's President and Chief Executive Officer since May 2004.

Mr. Krediet is Chairman of C.F. Capital Corporation, an investment company founded in 1987. Previously he was Chairman and Chief Executive Officer of SSW Holdings Ltd., a Canadian bottled water company, from 1993 to 2003. Prior to joining SSW Holdings, Mr. Krediet was Chairman and Chief Executive Officer of Maritime Beverages and East Can Beverages, two independent Pepsi bottling companies, from 1986-1992. Mr. Krediet received a master's degree in economics from Erasmus University in Rotterdam, the Netherlands.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.